Exhibit 2.1

AMENDMENT NO. 1

TO

AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 1 (this “Amendment”) to that certain Agreement and Plan of Merger, dated as of October 24, 2019 (the “Agreement”), by and among EMPIRE BANCORP, INC., a New York corporation (the “Company”), LIGHTHOUSE ACQUISITION CO., INC., a New York corporation and a special-purpose, wholly owned subsidiary of Parent (the “Merger Sub”), and FLUSHING FINANCIAL CORPORATION, a Delaware corporation (“Parent” and, collectively with the Company and the Merger Sub, the “Parties”) is made and entered into by the Parties as of December 6, 2019. Capitalized terms used but not defined herein have the meanings ascribed to such terms in the Agreement.

RECITALS

WHEREAS, the Parties entered into the Agreement on October 24, 2019.

WHEREAS, Section 9.2 of the Agreement provides that the Parties may amend the Agreement pursuant to an instrument in writing signed by the Parties.

WHEREAS, the Parties desire to amend the Agreement to correct a technical error.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Amendment, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

1     Amendment of Section 2.1(h). Section 2.1(h) of the Agreement is hereby amended and restated in its entirety to read as follows:

“Notwithstanding any other provision contained in this Agreement, the total number of shares of Company Common Stock that will be converted into the right to receive the Per Share Cash Consideration pursuant to Section 1.5 (which, for this purpose, shall be deemed to include the Dissenting Shares) shall equal the sum of (i) 3,837,990 shares of Company Common Stock and (ii) the product of (A) 0.5 multiplied by and (B) the number of shares of Company Common Stock that are issued, from and after the date of this Agreement and prior to the Effective Time, pursuant to the exercise of Company Stock Options and Company Warrants outstanding as of the date of this Agreement (such number of shares of Company Common Stock, the “Target Cash Conversion Number”).”

2     General.

(a)    Except as expressly amended hereby, the Agreement is in all respects ratified and confirmed, and all the terms, conditions and provisions of the Agreement shall remain in full force and effect in accordance with the terms thereof. This Amendment is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of the Agreement or any of the documents referred to therein. This Amendment shall form a part of the Agreement for all purposes, and each party thereto and hereto shall be bound hereby. From and after the execution of this Amendment by the Parties hereto, all references in the Agreement to “this Agreement” shall be deemed to refer to the Agreement as amended by this Amendment.

(b)    This Amendment may be executed in two or more counterparts (including by facsimile or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

(c)    The provisions of Article IX (General Provisions) of the Agreement shall apply mutatis mutandis to this Amendment, and to the Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms therein as modified hereby.

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IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by the duly authorized officers of the Parties as of the date first above written.

EMPIRE BANCORP, INC.

By:	/s/ Douglas C. Manditch
Name:	Douglas C. Manditch
Title:	Chairman of the Board, Chief Executive Officer and Secretary

FLUSHING FINANCIAL CORPORATION

By:	/s/ John R. Buran
Name:	John R. Buran
Title:	President and Chief Executive Officer

LIGHTHOUSE ACQUISITION CO., INC.

By:	/s/ John R. Buran
Name:	John R. Buran
Title:	President

[Signature Page to Amendment to Agreement and Plan of Merger]